BARFIELD, MURPHY, SHANK & SMITH P.C.
                           1121 Riverchase Office Road
                            Birmingham, Alabama 35244
                                  205-982-5500

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
IBS Interactive, Inc.
Cedar Knolls, New Jersey

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-3 (No. 333-_____) of our report dated May 13, 1999 relating to the December 31, 1997 financial statements of Spectrum Information Systems, Inc. appearing in the Current Report on Form 8-K/A filed on June 2, 1999 and the Current Report on Form 8-K filed on June 7, 1999 of IBS Interactive, Inc.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ Barfield, Murphy, Shank & Smith, P.C.

Birmingham, Alabama
June 7, 1999